Exhibit (a)(1)(M)

News Release

Malcolm F. MacLean IV, Mercury Real Estate Advisors LLC

    (203) 769-2980

For Immediate Release: May 2, 2005

MERCURY REAL ESTATE ADVISORS LLC ANNOUNCES TENDER OFFER FOR

UP TO 285,000 SHARES OF CLASS A COMMON STOCK OF CAPITAL PROPERTIES, INC.

Greenwich, Connecticut: Mercury Real Estate Advisors LLC, together with Mercury Special Situations Fund LP and Mercury Special Situations Offshore Fund, Ltd., (collectively, “Mercury”) today commenced a tender offer to purchase up to 285,000 shares of Class A Common Stock, par value $0.01 per share, of Capital Properties, Inc. (AMEX: CPI) for a purchase price of $22.00 per share, net to the seller in cash. This tender price represents a premium of over 21% for approximately 8.6% of the currently outstanding 3,299,956 shares of Class A Common Stock.

The tender offer is an element of Mercury’s overall investment strategy, rather than an attempt to acquire or influence control over the business of Capital Properties, Inc. The tender offer also provides a rare opportunity, given the relative illiquidity of the market for the Class A Common Stock, for shareholders to receive cash for all or a portion of their shares at a premium over the closing sales price of the Class A Common Stock as reported by the American Stock Exchange on Wednesday, April 27, 2005, which was the last day that the shares traded.

The tender offer will expire at 12:00 midnight, Eastern Standard Time, on Monday, June 13, 2005, unless the offer is extended. Tenders of shares must be made on or prior to the expiration date, and shares tendered may be withdrawn at any time on or prior to the expiration date.

On the terms and subject to the conditions of the tender offer, shareholders of Capital Properties, Inc. will have the opportunity to tender all or a portion of their shares for a purchase price of $22.00 per share, net to the seller in cash. If more than 285,000 Shares are validly tendered prior to the expiration date, and not withdrawn, Mercury will, upon the terms and subject to the conditions of the Offer, purchase 285,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of Shares validly tendered by the expiration date and not withdrawn. Mercury will pay the purchase price, net to the seller in cash, without interest, promptly after expiration of the tender offer and will return all shares not purchased to the tendering shareholder free of charge promptly after the tender offer.

The tender offer is not conditioned on the tender of any minimum number of shares or Mercury obtaining any financing, but is subject to certain customary conditions described in the Offer to Purchase.

The Bank of New York is the depositary for the tender offer, and D.F. King & Co., Inc. is the information agent for the tender offer. Any questions concerning the tender offer may be directed to D.F. King & Co., Inc. at (800) 769-4414. Copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from D.F. King & Co., Inc., and copies will be furnished promptly at the Purchaser’s expense.

Neither Capital Properties, Inc. nor its board of directors has made any recommendation to shareholders as to whether to tender or refrain from tendering their shares, although the board is required by law to make such a recommendation within ten business days.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY, AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE CLASS A COMMON STOCK OF CAPITAL PROPERTIES, INC. THE SOLICITATION OF OFFERS TO BUY THE CLASS A COMMON STOCK OF CAPITAL PROPERTIES, INC. IS BEING MADE ONLY PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT MERCURY SHORTLY WILL BE DISTRIBUTING TO SHAREHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS TO THE TENDER OFFER. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE AND RELATED DOCUMENTS FROM THE INFORMATION AGENT, D.F. KING & CO., INC., AT 48 WALL STREET, NEW YORK, NEW YORK 10005, (800) 769-4414. SHAREHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.